Provident Energy Executives Will Speak at Scotia Capital’s Investing for Income Conference Thursday, October 2, 2003 NEWS RELEASE NUMBER 24-03 September 30, 2003

CALGARY, ALBERTA - Provident Energy Trust (Provident) (TSX-PVE.UN; AMEX-PVX) today announced that Chief Executive Officer Tom Buchanan and President Randy Findlay will speak at the Scotia Capital Income Conference at 2:20 p.m. (ET) on Thursday, October 2, 2003.

A live webcast of the presentation will be available on Provident’s website at www.providentenergy.com.   Please access the site at least 10 minutes prior to the scheduled start time to register.  Provident’s Scotia Capital presentation will also be archived on the Trust’s website for 30 days.

Provident Energy Trust is a Calgary-based, open-ended energy income trust that owns and manages an oil and gas production business and a midstream business.  Provident’s energy portfolio is located in some of the more stable and predictable producing regions in Western Canada. Provident provides monthly cash distributions to its unitholders and trades on the Toronto Stock Exchange and the American Stock Exchange under the symbols PVE.UN and PVX, respectively.

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Investor and Media Contact: Jennifer Pierce Senior Manager Investor Relations and Communications Phone (403) 231-6736 Email: info@providentenergy.com	Corporate Head Office: 700, 112 – 4th Avenue S.W. Calgary, Alberta Canada T2P 0H3 Phone: (403) 296-2233 Toll Free: 1-800-587-6299 Fax: (403) 261-6696 www.providentenergy.com